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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15


            Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                                                   Commission File No. 000-10503

                     CONTINENTAL MORTGAGE AND EQUITY TRUST
            (Exact name of registrant as specified in its charter)


         10670 NORTH CENTRAL EXPRESSWAY, SUITE 600, DALLAS, TEXAS 75231 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         SHARES OF BENEFICIAL INTEREST
           (Title of each class of securities covered by this Form)

                                      NONE
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ ]        Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6               [X]
     Rule 12h-3(b)(1)(i)    [ ]

        Approximate number of holders of record as of the certification or notice date: 4,341

        Pursuant to the requirements of the Securities Exchange Act of 1934 Transcontinental Realty Investors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      Transcontinental Realty Investors, Inc.

Dated:  January 18, 2000              By:  /s/ ROBERT A. WALDMAN
                                           --------------------------------
                                      Name:  Robert A. Waldman
                                            -------------------------------
                                      Title: Senior Vice President
                                            -------------------------------